Exhibit 10.1

July 30, 2013

Numbeer, Inc.

Good Earth Energy Conservation, Inc.

7660 Pebble Drive

Fort Worth, Texas 76118

Attn: James Emmons, President

Re:	Advisory Services

Dear Mr. Emmons:

This letter confirms the engagement of a FINRA member firm (“FIRM”), as a non-exclusive financial advisor to Numbeer, Inc. and its subsidiaries, Good Earth Energy Conservation, Inc. and affiliates (together, referred to as the “Company”) for a period of 12 months commencing on the date of acceptance of this Agreement. In this regard, the parties agree to the following terms and conditions:

Engagement. The Company hereby engages and retains FIRM as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as defined in Section 2. FIRM hereby accepts this engagement on the terms and conditions set forth in this Agreement.

Services. In connection with its engagement pursuant to this Agreement, FIRM agrees to perform the following services for the Company:

As requested from time to time by the Company, FIRM shall provide financial advisory services to the Company pertaining to the Company’s business affairs. Without limiting the foregoing, FIRM will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, FIRM will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects.

FIRM agrees to use its best efforts to make itself available to the Company’s officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of FIRM. Such availability will be subject to reasonable advance notice and mutually convenient scheduling. In addition, FIRM shall make its Investment Banking personnel available for telephone conferences with the Company’s principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

FIRM will use its best efforts to coordinate the introduction of the Company to one or more individuals, firms or other entities (the “Candidates”) that may have an interest in pursuing some form of Business Combination with the Company and in analyzing, structuring, negotiating and effecting such a Business Combination. As used in this letter, the term “Business Combination” means (i) any merger, consolidation, reorganization or other business combination pursuant to which any portion of the business of the Company is combined with that of another entity, including without limitation any joint venture, licensing agreement, or product sale or marketing distribution agreement or (ii) the acquisition, directly or indirectly, of beneficial ownership of more than 50% of any class of capital stock of the Company or substantially all of the assets of the Company. Nothing contained herein shall be deemed or construed as an agreement by FIRM to issue any “fairness opinion” with respect to a Business Combination. In the event that the Company desires FIRM to issue a fairness opinion, the parties shall negotiate the terms of a separate agreement with respect thereto.

Compensation.

As compensation for the services rendered by FIRM to the Company pursuant to this Agreement and in addition to the expense allowance set forth in Section 4 (“Expenses”) below, the Company shall issue to FIRM 158,933 restricted shares of common stock of the Company (the “Shares”) as set forth below: 39,737 Shares delivered within five days of the filed corporate amendments with the applicable Secretary of State of incorporation as stated in the Form 8-K/A and Company’s Information Statement to be filed and distributed by August 15, 2013, that immediately vest and 13,244 Shares delivered on the first day of every month starting the 4th month from the date of execution of this Agreement until the 12th month from the date of execution of this Agreement, which shall vest upon issuance. The Shares will be adjusted to give effect to the anticipated forward split on par with all of current shareholders.

The Shares shall be issued in the name of FIRM and certain affiliates/employees of FIRM by delivery by FIRM of instructions to the Company providing for the names of designees who are employees and/or affiliates of FIRM. The Company shall deliver to FIRM and the Company’s transfer agent, legal opinion letters for FIRM and for each designee, at the time that the shares are eligible to be sold pursuant to SEC Rule 144, upon FIRM’s request. It is understood that the total value of FIRM’s compensation pursuant to the services rendered under this Agreement will not be recognized and can’t be valued until after FIRM and its designees receive the proceeds from the sale of all of the Shares.

Expenses. In addition to the compensation in Section 4, “Compensation” above, The Company agrees to reimburse FIRM, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by FIRM in connection with its activities under this Agreement; provided, however, FIRM shall not incur any expense in excess of $500 without the prior written consent of the Company. These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by FIRM in fulfilling its duties under this Agreement.

Confidentiality and Non-Disclosure.

The Company is prepared to make available to FIRM upon FIRM’s request, certain information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder. As a condition to such information being furnished to FIRM and its employees or agents, FIRM agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to FIRM or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth. The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by FIRM, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to FIRM, its employees or agents pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by FIRM, its employees or agents, or (ii) becomes available to FIRM on a non-confidential basis from a source other than the Company (including without limitation any of the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the “Representatives”), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

FIRM hereby agrees that FIRM, its employees and agents shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that FIRM, its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that FIRM may make any disclosure of such information to which the Company give its prior written consent.

However, the Company will not provide FIRM or any FIRM affiliate with any material non-public information without prior written notice in which FIRM will only accept receipt of such material non-public information after the signing of a separate non-disclosure agreement between the Company and FIRM.

Indemnification. The Company agrees to indemnify FIRM and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any Business Combination, or the engagement of FIRM pursuant to, and the performance by FIRM of the services contemplated by, this Agreement and will reimburse any Indemnified party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FIRM, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to FIRM under this Agreement. The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not FIRM or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Independent Contractor. The Company acknowledges that FIRM has been retained to act solely as a financial advisor to the Company. In such capacity, FIRM shall act as an independent contractor, and any duties of FIRM arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. FIRM shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of FIRM and the Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. Each of the Company and FIRM further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or FIRM mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney’s fees.

Term and Termination. This Agreement shall remain in effect until terminated. Either the Company or FIRM may terminate FIRM’s engagement and responsibilities hereunder after 90 days from the acceptance of this Agreement, with a 30-day advance written notice at any time. However, no termination of this Agreement shall in any way effect the right of FIRM to receive the vested Shares for the services rendered hereunder, especially the fees detailed in Section 3 of this Agreement. In addition, Section 6, “Indemnification,” Section 7, “Independent Contractor,” and Section 8, “Governing Law” shall survive any termination of this Agreement.

Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

Assignment. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide FIRM with a reasonable opportunity to review and comments upon any proposed filing.

Sincerely,

/s/
By:
Name:
Title:

Agreed and Accepted:

Date: July 30, 2013

Numbeer, Inc.
Good Earth Energy Conservation, Inc.

By:	/s/ James R. Emmons
Mr. James R. Emmons, President

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